Exhibit 99.1

Oncothyreon Prices $40 Million Concurrent Public Offerings of

Common Stock and Preferred Stock

Seattle, Washington, Sept. 18, 2014 — Oncothyreon Inc. (NASDAQ: ONTY) today announced the pricing of previously announced concurrent but separate underwritten offerings of 10,000,000 shares of its Common Stock at a price to the public of $2.00 per share, for expected gross proceeds of $20 million and 10,000 shares of its Series A Convertible Preferred Stock at a price to the public of $2,000.00 per share, for expected gross proceeds of $20 million. Each share of Series A Convertible Preferred Stock is non-voting and convertible into 1,000 shares of Oncothyreon Common Stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 4.99% of the Common Stock then outstanding. As part of the Common Stock Offering, Oncothyreon also granted the underwriters a 30-day option to purchase 1,500,000 additional shares of Oncothyreon Common Stock. The offerings are being conducted as separate public offerings by means of separate prospectus supplements, and neither is contingent upon the consummation of the other.

Aggregate net proceeds from the offerings, after underwriting discounts and commissions and estimated expenses, will be approximately $37.4 million. The offerings are expected to close on or about September 23, 2014, subject to customary closing conditions.

Cowen and Company, LLC is acting as the sole book-running manager and H.C. Wainwright & Co., LLC is acting as the co-manager.

Each of the offerings is being made to purchasers pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission, or SEC. Two prospectus supplements and accompanying prospectuses describing the terms of the offerings will be filed with the SEC. When available, copies of the prospectus supplements and accompanying prospectuses may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Electronic copies of the prospectus supplements and accompanying prospectuses will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Oncothyreon, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s intention to conduct an offering of securities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the ability to manage successfully and complete the offering, the general economic and/or market conditions and the factors set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and the prospectus supplements related to the offerings. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100        Fax: (206) 801-2101

http://www.oncothyreon.com